SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)
             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
                          TO RULES 13-1(b), (c) and (d)
                          AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                             (Amendment No. 1)(1)
                                           --

                         Phillips-Van Heusen Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $1.00 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   718592 10 8
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 1998
--------------------------------------------------------------------------------
             (Date of Event which Requires filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

      |_|   Rule 13d-1(b)
      |X|   Rule 13d-1(c)
      |_|   Rule 13d-1(d)

      (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilites of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 718592 10 8              13G                         Page 2 of 7 Pages
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Vaneton International, Inc.      EIN:  N/A
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*
                                                                       a.  |_|
                                                                       b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      British Virgin Islands
--------------------------------------------------------------------------------
  Number of       5     Sole Voting Power

   Shares
                        --------------------------------------------------------
Beneficially      6     Shared Voting Power

  Owned By              3,660,001
                        --------------------------------------------------------
    Each          7     Sole Dispositive Power

   Reporting
                        --------------------------------------------------------
   Person         8     Shared Dispositive Power

    With                3,660,001
                        --------------------------------------------------------

--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      3,660,001
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares*  |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      13.4%
--------------------------------------------------------------------------------
12    Type of Reporting Person*

      CO
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 718592 10 8              13G                         Page 3 of 7 Pages
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Dr. Richard Lee                  EIN:  N/A
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*
                                                                       a.  |_|
                                                                       b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      United Kingdom
--------------------------------------------------------------------------------
  Number of       5     Sole Voting Power

   Shares
                        --------------------------------------------------------
Beneficially      6     Shared Voting Power

  Owned By              3,660,001
                        --------------------------------------------------------
    Each          7     Sole Dispositive Power

   Reporting
                        --------------------------------------------------------
   Person         8     Shared Dispositive Power

    With                3,660,001
                        --------------------------------------------------------

--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      3,660,001
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares*  |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      13.4%
--------------------------------------------------------------------------------
12    Type of Reporting Person*

      IN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a). Name of Issuer:

      Phillips-Van Heusen Corporation
      --------------------------------------------------------------------------

Item 1(b). Address of Issuer's Principal Executive Offices:

      1290 Avenue of the Americas, New York, New York 10104
      --------------------------------------------------------------------------

Item 2(a). Name of Person Filing:

      Vaneton International, Inc.
      --------------------------------------------------------------------------

Item 2(b). Address of Principal Business Office or, if None, Residence:

      P.O. Box 3340, Road Town, Tortola, British Virgin Islands
      --------------------------------------------------------------------------

Item 2(c). Citizenship:

      British Virgin Islands
      --------------------------------------------------------------------------

Item 2(d). Title of Class of Securities:

      Common Stock, par value $1.00 per share
      --------------------------------------------------------------------------

Item 2(e). CUSIP NUMBER:

      718592 10 8
      --------------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b) or (c) or 13d-2(b), Check Whether the Person Filing is a:

      (a) |_| Broker or dealer registered under Section 15 of the Securities Exchange Act;

      (b)  |_|  Bank as defined in Section 3(a)(6) of the Securities Exchange
                Act;

      (c) |_| Insurance company as defined in Section 3(a)(19) of the Securities Exchange Act;

      (d) |_| Investment company registered under Section 8 of the Investment Company Act;

      (e)  |_|  An investment adviser in accordance with Rule
                13d-1(b)(1)(ii)(E);

      (f)  |_|  An employee benefit plan in accordance with Rule
                13d-1(b)(1)(ii)(F);

      (g) |_| A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

      (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

      (i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

      (j)  |_|  A group, in accordance with Rule 13d-1(b)(1)(ii)(J).

      If this statement is filed pursuant to Rule 13d-1(c), check this box. |X|

Item 4. Ownership.

            Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

            (a)   Amount beneficially owned:

                  3,660,001
                  --------------------------------------------------------------

            (b)   Percent of class:

                  13.4%
                  --------------------------------------------------------------

            (c)   Number of shares as to which such person has:

            (i)   Sole power to vote or to
                  direct the vote             __________________________________

            (ii)  Shared power to vote or to
                  direct the vote             3,660,001
                                              ----------------------------------

            (iii) Sole power to dispose or to direct the
                  disposition of
                                              __________________________________

            (iv)  Shared power to dispose or to direct
                  the disposition of          3,660,001
                                              ----------------------------------

                  Instruction: For computations regarding securities which
            represent a right to acquire an underlying security see Rule 13d-3(d)(1).

Item 1(a). Name of Issuer:

      Phillips-Van Heusen Corporation
      --------------------------------------------------------------------------

Item 1(b). Address of Issuer's Principal Executive Offices:

      1290 Avenue of the Americas, New York, New York  10104
      --------------------------------------------------------------------------

Item 2(a). Name of Person Filing:

      Dr. Richard Lee
      --------------------------------------------------------------------------

Item 2(b). Address of Principal Business Office, or, if None, Residence:

      6/F TAL Building 49 Austin Road, Kowloon Hong Kong
      --------------------------------------------------------------------------

Item 2(c). Citizenship:

      United Kingdom
      --------------------------------------------------------------------------

Item 2(d). Title of Class of Securities:

      Common Stock, par value $1.00 per share
      --------------------------------------------------------------------------

Item 2(e). CUSIP NUMBER:

      718592 10 8
      --------------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b) or 13d-2(b) or (c), Check Whether the Person Filing is a:

      (a)  |_|  Broker or dealer registered under Section 15 of the Exchange
                Act;

      (b)  |_|  Bank as defined in Section 3(a)(6) of the Exchange Act;

      (c) |_| Insurance company as defined in Section 3(a)(19) of the Exchange Act;

      (d) |_| Investment company registered under Section 8 of the Investment Company Act;

      (e)  |_|  An investment adviser in accordance with Rule
                13d-1(b)(1)(ii)(E);

      (f)  |_|  An employee benefit plan in accordance with Rule
                13d-1(b)(1)(ii)(F);

      (g) |_| A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

      (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

      (i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

      (j)  |_|  A group, in accordance with Rule 13d-1(b)(1)(ii)(J).

      If this statement is filed pursuant to Rule 13d-1(c), check this box. |X|

Item 4. Ownership.

            Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

            (a)   Amount beneficially owned:

                  3,660,001
                  --------------------------------------------------------------

            (b)   Percent of class:

                  13.4%
                  --------------------------------------------------------------

            (c)   Number of shares as to which such person has:

            (i)   Sole power to vote or to
                  direct the vote             __________________________________

            (ii)  Shared power to vote or to
                  direct the vote             3,660,001
                                              ----------------------------------

            (iii) Sole power to dispose or to direct the
                  disposition of
                                              __________________________________

            (iv)  Shared power to dispose or to direct
                  the disposition of          3,660,001
                                              ----------------------------------

      Instruction: For computations regarding securities which represent a right to acquire an underlying security, see Rule 13d-3(d)(1).

Item 5.  Ownership of Five Percent or Less of a Class.    Not Applicable

Item 6. Ownership of More than Five Percent on Behalf of Another Person. Not Applicable

Item 7.  Identification and Classification of the Subsidiary Which Acquired the
         Security Being Reported on by the Parent Holding Company.    Not
         Applicable

Item 8.  Identification and Classification of Members of the Group.   Not
         Applicable

Item 9.  Notice of Dissolution of Group.     Not Applicable

Item 10. Certification.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                  January 4, 1999
                                     -------------------------------------------
                                                      (Date)


                                     Vaneton International Limited


                                     By: /s/ Richard Lee
                                     -------------------------------------------
                                         Name:  Dr. Richard Lee
                                         Title: Director


                                                 /s/ Richard Lee
                                     -------------------------------------------
                                                 Dr. Richard Lee

      The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement; provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

      Note. Schedules filed in paper format shall include a signed original and five copies of the schedules including all exhibits. See Rule 13d-7(b) for other parties for whom copies are to be sent.

      Attention. Intentional misstatements or omissions of fact constitute federal criminal violations. (See 18 U.S.C. 1001.)